SINO CLEAN ENERGY, INC.
Room 2205, Suite A, Zhengxin Building
No. 5, Gaoxin 1st Road, Gao Xin District
Xi’an, Shaanxi Province
People’s Republic of China

          November 24, 2009

Mr. Albert C. Pu
7F, Dongxin Century Square, Xi’an City
Hi-Tech Development District
Shaanxi Province P.R.China

Re:	Director Offer Letter

Dear Mr. Pu:

Sino Clean Energy, Inc., a Nevada corporation (the “Company”), is pleased to offer you a director position on its Board of Directors (the “Board”).  We are all very impressed with your credentials and we look forward to your future success in this role.

Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.           Term.  This agreement is effective as of the date of this Agreement. Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified.  The position shall be up for re-election each year at the annual shareholder’s meeting and upon re-election, the terms and provisions of this agreement shall remain in full force and effect.

2.           Services.  You shall render services as a member of the Board, and chairman of the Board’s audit committee as well as a member of the Board’s compensation committee and nominating committee (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

Sino Clean Board of Directors Offer Letter

3.           Services for Others.  You shall be free to represent or perform services for other persons during the term of this agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of this agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.           Compensation to Independent Directors.  You shall receive cash compensation of USD $39,000 per calendar year and payable on a quarterly basis. You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5.           D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under an officers and directors insurance policy with coverage not to exceed $3,000,000, which the Company shall obtain within a reasonable period of time. Such policy will be underwritten by an insurance company that has no less than an “A XII” rating as published by A.M. Best.

6.           No Assignment.  Because of the personal nature of the services to be rendered by you, this agreement may not be assigned by you without the prior written consent of the Company.

7.           Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this agreement the term “Confidential Information” means:

i.           Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.           Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.           By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

Sino Clean Board of Directors Offer Letter

i.           Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.           Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.           Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this agreement, or upon your termination or Resignation, as defined in Section 8 herein.

d.           No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

Sino Clean Board of Directors Offer Letter

8.            Termination and Resignation.  Your membership on the Company’s Board may be terminated for any or no reason at a meeting called for the purpose of the election of directors by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on a Board committee may be terminated for any or no reason at any meeting of the Board by or by written consent of, a majority of the Board at any time. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation (or equivalent value in Company common stock shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9.           Governing Law.  All questions with respect to the construction and/or enforcement of this agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Nevada applicable to agreements made and to be performed entirely in the State of Nevada.

10.           Entire Agreement; Amendment; Waiver; Counterparts.  This agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.  The failure of any party at any time to require performance by any other party of any provision of this agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.  This agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

Sino Clean Board of Directors Offer Letter

  11.       Indemnification.  The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence or willful misconduct.  The Company shall advance to you any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

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Sino Clean Board of Directors Offer Letter

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

SINO CLEAN ENERGY, INC.

By: _____________________________
Baowen Ren
Chief Executive Officer

AGREED AND ACCEPTED:

__________________________
Albert C. Pu

Sino Clean Board of Directors Offer Letter